ZOGENIX, INC.

INDEPENDENT DIRECTOR COMPENSATION POLICY

(AS AMENDED AND RESTATED EFFECTIVE APRIL 23, 2015)

Non-employee members of the board of directors (the “Board”) of Zogenix, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Independent Director Compensation Policy. The cash compensation and option grants described in this Independent Director Compensation Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, an “Independent Director”) who may be eligible to receive such cash compensation or options, unless such Independent Director declines the receipt of such cash compensation or options by written notice to the Company. This Independent Director Compensation Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Independent Director Compensation Policy shall supersede any prior cash or equity compensation arrangements between the Company and its directors.
1.    Cash Compensation. Each Independent Director shall be eligible to receive an annual retainer of $40,000 for service on the Board. In addition, an Independent Director serving as:
(a)    chairman of the board shall be eligible to receive an additional annual retainer of $60,000 for such service, however the total cash compensation paid to the chairman of the board in all capacities cannot exceed $100,000;
(b)    chairman of the Audit Committee shall be eligible to receive an additional annual retainer of $25,000 for such service;
(c)     members (other than the chairman) of the Audit Committee shall be eligible to receive an additional annual retainer of $10,000 for such service;
(d)     chairman of the Compensation Committee shall be eligible to receive an additional annual retainer of $15,000 for such service;
(e)     members (other than the chairman) of the Compensation Committee shall be eligible to receive an additional annual retainer of $7,500 for such service;
(f)     chairman of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $10,000 for such service; and
(g)     members (other than the chairman) of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $5,000 for such service.
The annual retainers shall be paid by the Company in quarterly installments or more frequently as deemed advisable by the officers of the Company for administrative or other reasons.
2.    Equity Compensation. The Independent Directors shall be granted the following option awards. The options described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2010 Equity Incentive Award Plan (the “2010 Plan”) and shall be granted subject to the execution and delivery of option agreements, including attached exhibits, in substantially the same forms previously approved by the Board, setting forth the vesting schedule applicable to such options and such other terms as may be required by the 2010 Plan.
(a)    Initial Options. A person who is initially elected or appointed to the Board, and who is an Independent Director at the time of such initial election or appointment, shall be eligible to receive a non-qualified stock option to purchase 100,000 shares of common stock (subject to adjustment as provided in the 2010 Plan) on the date of such initial election or appointment (each, an “Initial Option”).
(b)    Subsequent Options. A person who is an Independent Director automatically shall be eligible to receive a non-qualified stock option to purchase 72,000 shares of common stock (subject to adjustment as provided in the 2010 Plan) on the date of each annual meeting of the Company’s stockholders. The option grants described in this clause 2(b) shall be referred to as “Subsequent Options.” An Independent Director elected for the first time to the Board at an annual meeting of stockholders shall only receive an Initial Option in connection with such election, and shall not receive a Subsequent Option on the date of such meeting as well.

(c)    Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Option grant pursuant to clause 2(a) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Options as described in clause 2(b) above.
(d)    Terms of Options Granted to Independent Directors
(i)     Exercise Price. The per share exercise price of each option granted to an Independent Director shall equal 100% of the Fair Market Value (as defined in the 2010 Plan) of a share of common stock on the date the option is granted.
(ii)    Vesting. Initial Options granted to Independent Directors shall become exercisable in thirty-six equal monthly installments of 1/36 of the shares subject to such option on the first day of each calendar month following the date of the Initial Option grant, such that each Initial Option shall be 100% vested on the first day of the 36th month following the date of grant, subject to the director’s continuing service on the Board through such dates. Subsequent Options granted to Independent Directors shall become vested in twelve equal monthly installments of 1/12 of the shares subject to such option on the first day of each calendar month following the date of the Subsequent Option grant, subject to a director’s continuing service on the Board through such dates. The term of each option granted to an Independent Director shall be ten years from the date the option is granted. Vested options held by Independent Directors at the time of their termination of service shall remain exercisable for a period of one year following such termination of service. No portion of an option which is unexercisable at the time of an Independent Director’s termination of membership on the Board shall thereafter become exercisable.